Exhibit 10-O-17

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798

[Date]

Dear [Name],

In recognition of Company, CBG, and individual performance in [Year], and in anticipation of your continued leadership and ongoing efforts in [Year], the Compensation Committee of the Board of Directors has approved the following incentive compensation for you:

Your Performance-based Restricted Stock Unit grant was a maximum opportunity having a [one/two/three-year] performance period ending December 31, [Year].   The performance metrics for the [Year] grant were:

•	[Describe applicable metrics]

Based on performance against these metrics, the Compensation Committee has approved the following:

PB-RSU Opportunity:	[ ]
PB-RSU Payout:	[ ]
RSU Final Award:	] ] of the original grant

The final RSU award will be restricted for [one/two/three-] years.  As soon as practicable after the restriction lapses, you will be issued shares of Ford Motor Company Common Stock, less shares withheld to cover any tax liability on the value of the grant.

All stock-based awards are subject to the terms of the [1998/2008] Long-Term Incentive Plan.  Additional information regarding all of your stock-based awards is available on HR ONLINE.  If you have further questions regarding your awards, please contact [Name] at [Phone Number].

Thank you for all your efforts and continued leadership.